Exhibit 10.1

THE HOME DEPOT, INC.

EQUITY AWARD TERMS AND CONDITIONS AGREEMENT

[Executive Officers – U.S.]

GRANTED TO: <NAME > <XXX-XX-XXXX>	NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:	VESTING SCHEDULES:	GRANT DATE: <DATE>

NONQUALIFIED STOCK OPTION AWARD	<XX,XXX >	<25% on 2nd, 3rd, 4th and 5th Grant Date Anniversaries>	OPTION PRICE PER SHARE: <$AMOUNT> EXPIRATION DATE: <DATE>

[PERFORMANCE-BASED] RESTRICTED STOCK AWARD	<X,XXX>	<50% on 30th Month Anniversary of Grant Date, and 50% on 60th Month Anniversary of Grant Date>

PERFORMANCE SHARE AWARD	Target Award: <X,XXX> Threshold Award: <X,XXX> Maximum Award: <XX,XXX>	Performance Period of 3 Fiscal Years beginning with [YEAR]	PERFORMANCE PERIOD [YEAR-YEAR]

In recognition of the value of your continued service as a key employee, The Home Depot, Inc., a Delaware corporation (the “Company”), on and as of the date specified above (“Grant Date”), hereby grants to you, an employee of the Company or one of its subsidiaries, pursuant to the terms and conditions of the Company’s 2005 Omnibus Stock Incentive Plan, as amended (“Plan”), a summary of which has been delivered to you, the following awards (collectively referred to as the “Award”):

•

A nonqualified stock option (the “Option”) to purchase from the Company the above-stated number of shares of Common Stock at the price per share stated above (“Option Price”), which Option will expire on the expiration date stated above (“Expiration Date”), unless it expires earlier in accordance with the terms and conditions described below;

•	A [performance-based] restricted stock award of the above-stated number of shares of Common Stock (“Restricted Stock”) subject to the terms and conditions described below; and

•	A performance share award (“Performance Shares”) of up to the above-stated Maximum Award, which may be earned in accordance with the performance vesting and other terms and conditions described below.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, which is incorporated herein by reference. Unless defined in this Equity Award Terms and Conditions Agreement (“Award Agreement”) or the context otherwise requires, capitalized terms used in this Award Agreement will have the meanings set forth in the Plan.

A.	NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS:

1.

Vesting. The Option will become exercisable in installments, as follows: [25%] of the total number of shares subject to the Option will become exercisable on each of the [second (2nd), third (3rd), fourth (4th), and fifth (5th)] anniversaries of the Grant Date.

2.	Change in Employment Status. Upon the termination of your employment (for any reason other than Retirement, death, Disability, or Discharge for Cause), Option shares that have not become exercisable as of the date of such event will immediately lapse. Option shares that are exercisable as of the date of termination of employment will lapse unless exercised within a period of three (3) months from the date of your termination of employment. Upon your Retirement, all Option shares that are not exercisable as of the date of your Retirement will continue to vest according to the schedule set forth in Section A.1 and all Option shares will remain exercisable until the Expiration Date; [OPTIONAL: provided, however, that if after your Retirement, you become directly or indirectly employed by a Competitor, all unvested Option shares will immediately lapse]. Upon your death or the termination of your employment by reason of Disability, all Option shares will immediately become fully exercisable as of the date of death or termination on account of Disability and will lapse unless exercised within a period of one (1) year from the date of death or such termination. In no event will the above time periods extend beyond the Expiration Date. In the event of Discharge for Cause, all Option shares, whether presently exercisable or not, will immediately lapse and become null and void on and as of the date of your termination of employment.

3.	Change in Control. All unvested options will vest immediately upon a Change of Control and will remain exercisable until the Expiration Date.

4.	Exercise of the Option. You may exercise the vested portion of your Option in whole or in part (but in no event with respect to a fractional share) from time to time until the Expiration Date. In order to exercise your Option, you must provide written notice of exercise to the Company, specifying the number of shares to be purchased, the Option Price of each share and the aggregate Option Price for all shares being purchased under such Option. This notice must be accompanied by payment of the aggregate Option Price for the number of shares purchased. Such exercise (subject to Section A.5 hereof) will be effective upon the actual receipt of such payment and notice to the Company. The aggregate Option Price for all shares purchased pursuant to an exercise of the Option may be paid by check payable to the order of the Company, or shares of Common Stock of the Company held by you for at least six (6) months, the fair market value of which at the time of such exercise is equal to the aggregate Option Price (or portion thereof to be paid with previously owned Common Stock). In addition, the aggregate Option Price for all shares purchased pursuant to your exercise of the Option may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates. Payment of the Option Price in shares of Common Stock may be made by delivering properly endorsed stock certificates to the Company or otherwise causing such Common Stock to be transferred to the account of the Company, either physically or through attestation. The Company may, in its discretion, require that you furnish, along with the notice of exercise, such documents as the Company deems necessary to assure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a shareholder of the Company in respect to such shares issuable upon the exercise of any part of the Option will accrue to you unless and until such shares have been registered in your name.

5.	[Retention Period. If the grant date of the Option is on or after June 10, 2008 and on or before June 10, 2012, the Company will retain one-third of any shares that you acquire through exercise of the Option on or before June 10, 2012, after taking into account the surrender or sale of shares for payment of the Option Price and any tax withholding as a result of such exercise, for at least 12 months, or such earlier time as you cease to be an executive officer of the Company as a result of death, resignation, termination, or other reason (the “Retention Period”). Upon expiration of the Retention Period, the retained shares will be released to you, free and clear of further retention restrictions.] [Include for executive officers for Options granted on or before June 10, 2012.]

6.	Transferability. Except as otherwise provided in the Plan, the Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or under the laws of descent and distribution, whether by the operation of law or otherwise. An option may be exercised, during your lifetime, only by you or your legal representative. [OPTIONAL: You may, however, transfer the Option, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of you and/or your Family Members, a partnership or other entity in which all the beneficial owners are you and/or your Family Members, or any other entity affiliated with you that may be approved by the Committee.] Upon any attempt to do anything prohibited by this paragraph, the Option will immediately become null and void.

B.	[PERFORMANCE-BASED] RESTRICTED STOCK TERMS AND CONDITIONS:

1.

Restrictions. To the extent not previously forfeited as provided in Section B.2, the Restricted Shares will vest and become transferable as follows: [OPTION ONE: (For Officers): 50% of the shares granted will vest and become transferable upon the 30th month anniversary of the Grant Date; and 50% of the shares granted will vest and become transferable upon the fifth (5th) anniversary of Grant Date, [OPTIONAL: provided that if Company operating profit (as defined under the Company’s Management Incentive Plan), for the fiscal year in which this Award is granted, as reported in the Company’s audited financial statements filed on Form 10-K, is less than 80% of the target operating profit under the Company’s Management Incentive Plan in which you participate for such fiscal year, all Restricted Shares granted to you pursuant to this Award will be forfeited on the date the Company’s annual report on Form 10-K is filed for such year.] [OPTION TWO: (For Non-officers): 50% of the shares granted will vest and become transferable upon the second (2nd) anniversary of the Grant Date; and 50% of the shares granted will vest and become transferable upon the fourth (4th) anniversary of Grant Date. [OPTION THREE: 25% of the shares granted will vest and become transferable on each of the [select: first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries or the second (2nd), third (3rd), fourth (4th) and fifth (5th) anniversaries] of the Grant Date] [OPTION FOUR: 50% of the shares granted will vest and become transferable upon the [select: first (1st) or second (2nd) anniversary] of the Grant Date; and 50% of the shares granted will vest and become transferable upon the [select: second (2nd), third (3rd) or fourth (4th) anniversary] of Grant Date.] [OPTION FIVE: 100% of the shares granted will vest and become transferable upon the [select: first (1st) or second (2nd) or third (3rd) or fourth (4th) or fifth (5th)] anniversary of the Grant Date.] Restricted Shares that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

2.	Change in Employment Status or Change in Control. If your employment with the Company and its subsidiaries terminates for reasons other than death, Disability, or Retirement, all Restricted Shares granted to you pursuant to this Award that have not yet become vested and transferable as of the date of your employment termination will be immediately forfeited. Upon Retirement, all unvested Restricted Shares will continue to vest in accordance with the vesting conditions set forth in Section B.1 of this Award, provided that a sufficient number of shares will vest at the time your Restricted Shares become taxable to cover applicable tax withholding required pursuant to Section D.2; further provided, that if after Retirement, you [OPTIONAL: become, either directly or indirectly, employed with a Competitor, or] are Discharged for Cause, all unvested Restricted Shares will be immediately forfeited. Notwithstanding any other provision of this Award Agreement, in the event of a Change in Control, or employment termination on account of your death or Disability, any unvested Restricted Shares will immediately vest and become transferable by you or your estate.

3.	Book Entry Account. Within a reasonable time after the date of this Award, the Company will instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Grant Date, provided that the Company will retain control of such account until the Restricted Shares have become vested in accordance with the Award.

4.

Shareholder Rights. Upon the effective date of the book entry pursuant to Section B.3, you will have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made available with respect to such shares [USE FOR OPTION ONE: provided, however, that prior to a certification by the Committee that the Company has achieved the operating profit target set forth in Section B.1, all dividends will be accumulated, and upon such certification, will be paid to you, without interest, within 90 days following the Company’s filing of its annual report on Form 10-K for such year]. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions will be held by the Company until the related Restricted Shares have become vested in accordance with this Award and will remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

5.	Transferability. Except as otherwise provided in this Section B, the Restricted Shares cannot be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Subsequent transfers of the Restricted Shares will be prohibited except in accordance with this Section B. Any attempted transfer of the Restricted Shares prohibited by this Section B.5 will be null and void.

C.	PERFORMANCE SHARE TERMS AND CONDITIONS:

1.	Performance Vesting.

(a) Average Operating Profit. Up to [XXX%] of the Performance Share Target Award may be earned upon achievement of the Average Operating Profit target for the Performance Period, in accordance with the following schedule. The Committee will certify Average Operating Profit and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

Average Operating Profit Target	($ Millions)	Percentage of Target Award Performance Shares Earned

Below Threshold:	Below $XXXX	0%

Threshold:	$XXXX	XX%

Target:	$XXXX	XX%

Maximum:	$XXXX or above	XXX%

The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation, as set forth on Schedule A.

(b) Average ROIC. Up to [XXX%] of the Performance Share Target Award may be earned upon achievement of the Average ROIC target for the Performance Period, in accordance with the following schedule. The Committee will certify Average ROIC and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

Average ROIC		Percentage of Target Award Performance Shares Earned

Below Threshold:	Below X.X%	X.X%

Threshold:	XX.X%	XX.X%

Target:	XX.X%	XX.X%

Maximum:	XX.X% or above	XXX.X%

The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation, as set forth on Schedule A.

2.

Delivery of Shares. The number of shares of Common Stock that you earn under this Section C will be delivered to you as soon as administratively practicable, but not later than the 90th day following the end of the Performance Period. Before such delivery, the Committee will certify in writing the number of Performance Shares that you have earned. No fractional shares will be delivered pursuant to this Award and any fractional shares earned will be paid in cash.

3.	Employment Termination. Except as provided in Section C.4 below, if your employment with the Company and its subsidiaries terminates before the end of the Performance Period, this Performance Share Award will be forfeited on the date of such termination.

4.	Death, Disability or Retirement. If your employment with the Company and its subsidiaries terminates during the Performance Period, because of your death, Disability or Retirement, in each case at or after Retirement Eligibility, you will be entitled to all of the Performance Shares earned in accordance with Section C.1, determined at the end of the Performance Period. Such shares will be delivered to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. If your employment with the Company and its subsidiaries terminates during the Performance Period due to your death or Disability before Retirement Eligibility, you will be entitled to a prorated portion of the Performance Shares earned in accordance with Section C.1, determined at the end of the Performance Period and based on the ratio of the number of days you are employed during the Performance Period to the total number of days in the Performance Period. Such payments will be paid to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. Notwithstanding the foregoing, the Performance Shares will be forfeited on the date of your Discharge for Cause during the Performance Period [OPTIONAL:, or if following your Retirement you become directly or indirectly employed by a Competitor, upon your date of employment by such Competitor].

5.	Change in Control. Unless previously forfeited, the Performance Share award will vest upon the occurrence of a Change in Control in that number of Performance Shares determined as follows: (i) the number of Performance Shares that would have been earned under Section C.1, treating the date of the Change in Control as the last day of the Performance Period and prorating the Performance Share award based on the ratio of the number of days during the Performance Period before the Change in Control to the total number of days in the Performance Period absent such Change in Control; plus (ii) the number of Performance Shares representing the Performance Share Target Award and prorating the Performance Share Target Award based on the ratio of the number of days during the Performance Period after the Change in Control to the total number of days in the Performance Period absent such Change in Control. As soon as administratively practicable, but not later than the 90th day after the Change in Control occurs, the Company will deliver to you one share of Common Stock for each such vested Performance Share, which payment will be in lieu of any payment under Section C.1.

6.	Transferability. The Performance Shares may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Performance Shares prohibited by this Section C.6 will be null and void.

7.	Adjustment for Dividends. Upon the payment of any cash dividend on the Common Stock before the Company’s transfer agent establishes a book entry account in your name representing the earned Performance Shares, the number of performance shares will be increased by the number obtained by dividing (x) the aggregate amount of the dividend that would be payable if each Performance Share were issued and outstanding and entitled to dividends on the dividend payment date, by (y) the closing stock price of the Common Stock on the dividend payment date.

8.	Performance Share Definitions.

a)	“Average Operating Profit” means the Company’s average Operating Profit for the Performance Period, determined by adding the Operating Profit for each fiscal year during the Performance Period based on a 52-week period commencing at the start of the fiscal year and dividing by three.

b)	“Average ROIC” means the Company’s average ROIC for the Performance Period, determined by adding the ROIC for each fiscal year during the Performance Period (based on a 52-week period commencing at the start of the fiscal year) and dividing by three.

c)	“Operating Profit” means, for any fiscal year, “operating profit” as defined by the Committee for the Company’s Management Incentive Plan for that fiscal year.

d)	“Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the fiscal year beginning [MONTH/DATE/YEAR].

e)	“Performance Share” means a bookkeeping entry that records the equivalent of one (1) share of Common Stock.

f)	“Performance Share Target Award” means that target number of Performance Shares awarded to you pursuant to the cover page of this Award and which may be earned in accordance with Section C.1.

g)	“Performance Share Maximum Award” means that maximum number of Performance Shares awarded to you pursuant to cover page of this Award and which may be earned in accordance with Section C.1, representing [XXX%] of the Performance Share Target Award.

h)	“ROIC” means, for a fiscal year, the Company’s return on invested capital, as defined by the Committee during the first 90 days of such fiscal year.

9.	Rights Unsecured. You will have only the Company’s unfunded, unsecured promise to pay pursuant to the Performance Share terms. Your rights will be that of an unsecured general creditor of the Company, and you will not have any security interest in any assets of the Company.

D.	GENERAL TERMS AND CONDITIONS

1.	Limitation of Rights. The granting of this Award will not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate your services at any time or your right to terminate your services at any time.

2.	Withholding. You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to your Award to satisfy statutory withholding requirements. Unless you promptly tender payment in full by cash, check or shares of Common Stock, such payment will be made by withholding shares of Common Stock then due to be delivered to you. Shares withheld or tendered as payment of required withholding will be valued at the closing price per share of the Common Stock on the date such withholding obligation arises, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

3.	Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company and/or its affiliates denies your claim or any earlier date that the claim otherwise accrues.

4.	Adjustments. The Award will be subject to adjustment or substitution in accordance with Section 11 of the Plan.

5.	Delivery of Shares. The Company will not be required to deliver any shares, or establish a book entry account representing such shares, pursuant to this Award if, in the opinion of counsel for the Company, such issuance would violate the (i) Securities Act of 1933 or any other applicable federal, state or foreign laws or regulations; or (ii) the requirements of any stock exchange or authority upon which the securities of the Company may then be listed or traded. Prior to the issuance of any shares pursuant to this Award, the Company may require that you (or your legal representative upon your death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Award.

6.	Confidential Information. You acknowledge that through your employment with the Company that you have acquired and had access to the Company’s confidential and proprietary business information and trade secrets. You agree that the Company may prevent the use or disclosure of its confidential information and proprietary business information and trade secrets through use of an injunction or other means and acknowledge that the Company has taken all reasonable steps necessary to protect the secrecy of the information. You agree that you have not and in the future will not use or disclose to any third party Confidential Information, unless compelled by law and after notice to the Company.

7.	Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award will remain in full force and effect, and will in no way be affected, impaired or invalidated.

8.	Controlling Law. The Award will be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this Award to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.

9.	Construction. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that the Award will be subject to the terms and conditions set forth in the Employment Agreement between you and Company, if any. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

10.	Headings. Section and other headings contained in the Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

11.	Disclaimer of Rights. Nothing contained herein will constitute an obligation for continued employment.

12.	Offset. The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

13.	Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and will be deemed to be a part of this Award, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Award. In the event that there is any inconsistency between the provisions of this Award and of the Plan, the provisions of the Plan will govern.

14.	Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to, or alternatively comply with, the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan will be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without your consent).

15.	Notice. Any written notice required or permitted by this Award must be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Executive Vice President – Human Resources at Company’s corporate headquarters at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339-4024, or to you at your most recent home address on record with the Company. Notices are effective upon receipt.

E.	AWARD DEFINITIONS

As used herein, the following terms will be defined as set forth below:

1.	“Award” means the Option, Restricted Share and/or Performance Share awards granted to you as set forth herein, and as may be amended as provided herein.

2.	“Board” means the Company’s Board of Directors.

3.	“Change in Control” means the occurrence of a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 (“1934 Act”) as in effect at the time of such change in control, provided that such a change in control will be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the 1934 Act), is or becomes the “beneficial owner,” directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was so approved (either by a specific vote or by approval of the Company’s proxy statement in which such individual was named as a nominee for election as a director, without objection to such nomination); (iii) the consummation of any merger or consolidation, approved by the shareholders of the Company, as a result of which the Common Stock of the Company will be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or of any sale or other disposition in one or a series of related transactions of 50% or more of the assets or earning power of the Company, or the approval by shareholders of any liquidation of the Company; or (iv) the consummation of any merger or consolidation, approved by the shareholders of the Company, to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

4.	“Code” means the Internal Revenue Code of 1986, as amended.

5.	“Committee” means the Leadership Development and Compensation Committee of the Board.

6.	“Common Stock” means the Company’s $.05 par value common stock.

7.	“Company” means The Home Depot, Inc., a Delaware corporation, with corporate headquarters located at 2455 Paces Ferry Road, Atlanta, Georgia 30339.

8.

“Competitor” means any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United

States, Canada, Puerto Rico, Mexico, China or any other location in which the Company currently conducts business or may conduct business without the prior written consent of the Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, franchisees, or successors in interest: [Insert list of competitors].

9.	“Confidential Information” means any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not limited to technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.

10.	“Discharge for Cause” means the involuntary termination of your employment with the Company and its subsidiaries or a successor entity because of an event involving moral turpitude or dishonesty, a gross failure or negligence on your part in performing your expected duties, a violation of the Company’s substance abuse or compliance policies, or willful misconduct or action by you that is damaging or detrimental to the Company. A determination by the Company that a termination is a Discharge for Cause will be conclusive and binding.

11.	“Disability” means that you have been found to be “Disabled” by the Company’s long-term disability carrier or third party administrator, or if you are not a participant in the Company’s long-term disability plan, under the criteria used by the Company’s long-term disability plan.

12.	“Grant Date” means the date this Award is made to you, as set forth on the summary page the Award.

13.	“Plan” means The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan, as amended from time to time.

14.	“Retirement” means termination of employment with the Company and its subsidiaries on or after your attainment of age 60 and having at least five (5) years of continuous service with the Company and its subsidiaries.

15.	“Retirement Eligibility” means attainment of age 60 and completion of at least five (5) years of continuous service with the Company and its subsidiaries.